DENTSPLY INTERNATIONAL

Moderator: Donna Buckingham

08-01-07/7:30 a.m. CT

Confirmation # 8154661

DENTSPLY INTERNATIONAL

Moderator: Donna Buckingham

August 1, 2007

7:30 a.m. CT

Operator: Good day everyone and welcome to the DENTSPLY International second quarter 2007 earnings release conference.

As a reminder, today’s call is being recorded. For opening remarks and introductions, I’d now like to turn the call over to Bret Wise. Please go ahead.

Bret Wise: Thank you, Audrey and good morning everyone. Thank you for joining us on our second quarter 2007 earnings conference call. This is Bret Wise, Chairman and Chief Executive Officer, and also with us today are Chris Clark, our Executive Vice President and Chief Operating Officer, Bill Jellison, our Senior Vice President and Chief Financial Officer, and Jim Mosch, our Senior Vice President, who oversees several of our operating units but also our business development activities.

I’ll begin the call today with some overview comments regarding our results for the second quarter and then also provide an update on several of the strategic initiatives that we have underway. Jim Mosch is then going to comment on our business development activities during the quarter, including the recent acquisition of Sultan Healthcare, and Bill Jellison will then take you through a more detailed review of the P&L and the balance sheet. And of course, following our prepared remarks, we’ll be pleased to answer any questions that you may have.

DENTSPLY INTERNATIONAL

Moderator: Donna Buckingham

08-01-07/7:30 a.m. CT

Confirmation # 8154661

Before we get started, it’s important to note that this conference call may include forward-looking statements involving risks and uncertainties. These should be considered in conjunction with the risk factors and uncertainties described in the company’s most recent annual report on Form 10K and also our periodic reports on Form 10Q, our press releases and our conference call transcripts, all of which have been filed with the SEC.

This conference call, in its entirety, will be part of an 8-K filing that will be available on our web site in a few days.

By now each of you should have received a copy of our second quarter earnings announcement, which was released yesterday after the market closed. If, for some reason, you haven’t received it, it is available on our Web site.

We’re pleased to report continued strong sales and earnings growth for the second quarter. Reported sales for the second quarter were $507.4 million, and this marks an important milestone in the Company, it being the first time that our quarterly sales exceeded the $500 million mark, and also an increase of 7.4% compared to the 2006 quarter. Excluding precious metal content, sales were $462.1 million. That represents an increase of 9.1% for the quarter. The increase, excluding precious metals, of 9.1% was comprised of internal or organic growth of 6.3% and foreign exchange of 2.8%.

Our internal growth rate in the second quarter was led by a worldwide implant internal growth rate in excess of 20%, including currency in excess of 25%, and also double digit growth in both orthodontics and endodontics on a worldwide basis.

During the quarter, we also saw an improvement in our prosthetics or our lab business that grew mid-single digits.

DENTSPLY INTERNATIONAL

Moderator: Donna Buckingham

08-01-07/7:30 a.m. CT

Confirmation # 8154661

The geographic breakdown of the internal growth in the quarter, excluding precious metals, again this is the breakdown on the 9.1%, was U.S. 3.8%, Europe 8.2% and the balance of the world was 8.2%.

Overall, we’re very pleased with what continues to be growth above that for the global dental market overall in most of the categories in which we compete.

In the U.S., we saw an acceleration of sales growth in implants and the related abutments and attachments to more than 20% this quarter. You will recall that we merged our sales forces for the endodontics and the implant product lines in the first quarter of this year. We’re already beginning to see very good progress with this initiative, including rapid improvement in the sales force proficiency, as well as solid improvement in sales force execution in both those product lines. We remain very optimistic about the long-term potential of this strategy and we’re pursuing it aggressively as we move throughout this year.

Also in the U.S., we saw strong improvement in our prosthetics or our lab business, particularly in the crown and bridge category and that was led by very strong growth in our Cercon product, which is our all-ceramic crown and bridge product group.

In consumables in the U.S., and I remind you that those are sold through distribution, we had modest growth in the quarter, and we continue to be pleased with the progress following our U.S. Strategic Partnership Initiative, which we implemented in the fourth quarter of 2006. Our sales force execution continues to improve through the use of our new sales tools in all these consumable categories for dentistry here in the U.S.

I would like to mention two items that impacted our U.S. consumable growth this quarter. You may recall that we mentioned on our first quarter call that we had seen an increase in activity to

DENTSPLY INTERNATIONAL

Moderator: Donna Buckingham

08-01-07/7:30 a.m. CT

Confirmation # 8154661

bring our brands in from offshore sources to be sold through the dealers that were discontinued as part of the U.S. Strategic Partnership program. During the second quarter, as anticipated, we did see a negative impact on our U.S. growth from this activity. We have made some progress in reducing the potential for this disruption, including terminating three dealers in Egypt, Venezuela and Morocco that we could trace this activity back to and we also have several other investigations underway at present. We’ve also implemented specific packaging solutions for products produced in Europe that are shipped to markets that are vulnerable to this gray market activity and will soon implement like solutions in the U.S. for products produced in the U.S. and shipped to those markets.

Also in the second quarter, in the U.S., one of our top five distributors was acquired by two other of our top five distributors. This resulted in some inventory consolidation of the channel, as the acquired distributor ceased ordering products from us after the announcement. That business, of course, will be absorbed by the two dealers that acquired it. We view this as in process, at present. We probably had some of the inventory consolidation in the second quarter and we’ll probably see the tail end of that in the third quarter.

Overall, we feel very good about where we stand on the U.S. consumable product categories and we believe that the U.S. sales growth will accelerate in the last half of the year, and it should be particularly strong in our fourth quarter.

In Europe, we continue to have some very strong growth trends with growth during the quarter, once again, exceeding 8%. Overall, this was a very strong performance led by implants, orthodontics, and endodontics, which offset some slower sales growth in our consumable categories coming off the IDS show in Germany, which was held in the first quarter.

In the rest of the world category, we delivered some double-digit growth in Asia, Australia, Canada and Africa, and for the rest of the world category, growth was 8.2%.

DENTSPLY INTERNATIONAL

Moderator: Donna Buckingham

08-01-07/7:30 a.m. CT

Confirmation # 8154661

From an earnings perspective, we reported $.42 per diluted share on a GAAP basis in the quarter, which is an increase of 13.5%. On a non-GAAP basis, excluding the tax adjustments and restructuring and other costs, we generated $.44 per diluted share. We saw continued improvement in our gross margins with higher investments in sales and marketing initiatives that we’ve outlined at the beginning of this year and are continuing here in the second and third quarters. I would also say that these investments are important to our future, but they’re beginning to pay off as evidenced by the progress that we’ve seen in several of the initiatives that I have mentioned. Bill will provide more details on the earnings performance in his report.

Our outlook for the year remains very positive now with two quarters behind us. Given the first half performance above the expectations we had at the beginning of the year, we are now comfortable with full year internal sales growth estimates in the 6% to 7% range. That’s up from our earlier guidance of 5%-6%. Given the timing of the price increases this year and last, along with the initiatives we have in the U.S., the Strategic Partnership Initiative that we’ll anniversary in the fourth quarter, we would expect sales to be strongest in the fourth quarter compared to the third quarter this year.

In addition, we would expect acquisition growth to add approximately 3 percentage points to sales, excluding precious metals, in the back half of the year and currency will likely also be positive given the valuation of the dollar at present.

So, overall, at this point, we expect to meet or exceed our target of double digit growth for the full year of 2007. Likewise, we’re increasing our full year earnings per share guidance from the $1.56 to $1.61 that we had provided you earlier in the year to a new full year guidance of $1.60 to $1.64 per diluted share and, again, this excludes tax adjustments and restructuring and other costs. This reflects earnings per share growth, excluding these items, in the mid-to-upper teens for the full year 2007.

DENTSPLY INTERNATIONAL

Moderator: Donna Buckingham

08-01-07/7:30 a.m. CT

Confirmation # 8154661

On the strategic front, we’ve been very active this quarter in a number of areas. Certainly in R&D, we saw some acceleration of new product introductions during the quarter and we have a robust pipeline in the back half of the year, which should benefit growth, particularly in the consumable categories. In the business development area, you may recall that we added resources and targeted activities to this area at the beginning of this year and I think that’s beginning to pay off.

Late in the quarter, we completed three small transactions and in July we closed Sultan Healthcare transaction, which, of course, has an emphasis on the important area of infection control, but also helps us in the preventive and restorative product categories. Although these transactions really didn’t add substantially to sales in the second quarter, they will begin to make an impact in the third quarter and, of course, thereafter. These transactions were led by Jim Mosch, our Senior Vice President, who’s with us today and Jean Michel Blanchard, our Vice President of Business Development.

So I’d like to turn the call over to Jim Mosch at this time who will give you a little bit more perspective on our activities in the business development area. Jim.

Jim Mosch: Thank you Bret. As we look at DENTSPLY’s growth strategy, there are two key components, internal and organic growth and acquisitions. As acquisitions are a critical part of our growth strategy, it is important that we provide some definition as to how we assess acquisitions. Simply put, we look at acquisitions in terms of depth or breadth.

From a depth perspective, we look to identify businesses and/or technologies that would create a new segment in dentistry or have the potential of changing the practice of dentistry.

DENTSPLY INTERNATIONAL

Moderator: Donna Buckingham

08-01-07/7:30 a.m. CT

Confirmation # 8154661

From a breadth perspective, we seek to identify businesses or products that would be complimentary to existing portfolios, allow us to address the needs of a new customer within portfolios, expand our geographic reach or improve profitability. We recognize that acquisitions that provide depth may be more interesting from an investor perspective, although they can require significant short term investment. Fortunately, given the profit margins in the dental market, breadth acquisitions can be highly accretive and, as a result, we believe a balanced approach is necessary.

In 2007, we added resources to the business development area and became more active in identifying and assessing potential acquisitions in an effort to achieve our strategic growth objectives and further utilize the strength of our cash flow and balance sheet.

Over the last two months, we have made four acquisitions, which I’d like to review. In June, we announced the acquisition of Sultan Healthcare, Inc. of Englewood, New Jersey and this acquisition recently closed. Sultan Healthcare will add $45 to $50 million of sales to DENTSPLY annually and it is anticipated that it will be neutral to EPS in 2007 and slightly accretive in 2008. We would define Sultan Healthcare as an acquisition that would provide us breadth.

Sultan Healthcare competes in three major segments, infection control, dental materials and preventive products. While infection control is a segment in which we have very limited participation to date, it is a portfolio that is currently utilized by virtually all dental offices and has an estimated global market value of $700 million. Sultan Healthcare is the leader in several products within the infection control segment and provides us an excellent base, which we can further enhance and grow.

The other segments, dental materials and preventive products, are very complimentary to DENTSPLY’s existing product portfolios. In most cases, they serve different customer segments and provide us with important brand and positioning opportunities. In all three product segments,

DENTSPLY INTERNATIONAL

Moderator: Donna Buckingham

08-01-07/7:30 a.m. CT

Confirmation # 8154661

we utilize a common dealer network domestically and, by accessing DENTSPLY International network, we can further expand Sultan’s global sales.

Finally, we have been very impressed with the quality of Sultan’s management team. They have demonstrated an ability to identify unique product opportunities and secure valuable relationships that will add further value to DENTSPLY’s businesses.

Second, adding depth to our business portfolio was the acquisition of Sportswire LLC of Oklahoma. Sportswire has been the principle supplier of nickel titanium wire used in the manufacturing of nickel titanium endodontic files for our North American endodontic business. The acquisition of Sportswire provides significant opportunities to internalize margin of our North American endodontic business and also the opportunity to vertically integrate the supply of nickel titanium wire for our other endodontic businesses, as well as other dental applications. In addition, Sportswire has developed and accessed technologies which will improve the quality and development opportunities within the endodontic market, in which DENTSPLY is currently the market leader.

Our third acquisition was TMV Medica SA, which is an implant sales and marketing company in Spain and distributor for our implant business. We have acquired DENTSPLY implant dealers in the past as part of an expansionary strategy for implant business in key markets. As we develop relationships with key dealers, they have been successful in establishing and growing a base of business within local geographies. However, we find there is frequently a point in time which they reach capital and investment capacity.

Acquiring these distributors provides DENTSPLY with an opportunity to reward these individuals for their success in establishing market position and, at the same time, provide needed investment to expand our sales and marketing resources and lead customer initiatives to drive overall business expansion. Spain is the third largest implant market in Europe with sales in

DENTSPLY INTERNATIONAL

Moderator: Donna Buckingham

08-01-07/7:30 a.m. CT

Confirmation # 8154661

excess of 120 million Euros, growing at greater than 20%. We see this acquisition as an important strategic move to initially improve our profitability and longer term to provide significant opportunity to grow our market position.

Finally, our fourth acquisition with NEKS Technologies and that’s N-E-K-S, located in Quebec, Canada. NEKS is a highly innovative research and development company founded in 1999. NEKS is clearly an acquisition that provides depth to DENTSPLY. NEKS has been able to develop and apply unique technology utilizing LED’s or Light Emitting Diodes and spectrophotometric measurement of the absorption and the scattering of light to support a diagnostic and dental device platform. DENTSPLY believes that diagnostics, essentially the ability to identify healthy and diseased hard and soft tissue, as well as the ability to identify the pre-disposition for dental disease, is an important future of growth area in the field of dentistry.

NEKS currently markets two products. First, the DetecTar has the ability to accurately identify sub-gingival calculus, important in the treatment of periodontal disease. DetecTar represents a totally new field of preventive dentistry that is currently unaddressed by other competitors. This technology, in combination with DENTSPLY’s market-leading Cavitron, our ultrasonic scaling device, can provide a very effective therapy in the area of preventive dentistry.

Second, the D-Carie Mini is a cordless, pen-style device that utilizes a fiber optic probe for the detection of occlusal and interproximal caries or cavities, which need to be treated in order to eliminate more serious dental conditions. The detection of interproximal caries is a unique differentiation for which NEKS recently received FDA 510K approval. The D-Carie Mini represents an important entrance into the caries detection market, which is estimated to be $20 to mid-$30 million on a global basis. As part of this acquisition, DENTSPLY as retained the NEKS R&D team as we recognize this as a critical asset to the business and DENTSPLY long term. We believe that their existing technologies and research will be applicable to other business platforms within DENTSPLY.

DENTSPLY INTERNATIONAL

Moderator: Donna Buckingham

08-01-07/7:30 a.m. CT

Confirmation # 8154661

Although the acquisitions, other than Sultan, are relatively small, they each provide a unique opportunity to support our growth strategy. Along with these recent acquisitions, we continue to build upon and further strengthen our other relationships, which we believe can add further value to our business.

I’d next like to turn it over to Bill Jellison for a more detailed financial review.

Bill Jellison: Good morning everyone. As Bret mentioned, net sales for the second quarter of 2007 increased by 7.4% in total, and increased by 9.1% excluding precious metals. The sales increase, ex precious metals, for the quarter, included a 6.3% increase from internal growth and a 2.8% increase from foreign exchange translation.

The geographic mix of sales, ex precious metals, in the second quarter of 2007 included the U.S. at 41.2%, Europe/CIS represented 38.6% this year, and the rest of the world was 20.1% of sales.

European sales, as a percentage of total sales increased, as Europe continued to grow faster than the U.S., not only throughout 2006, but also throughout the first half of 2007 and do to the strength of the European currencies.

The stronger Euro in the first half compared to the last year benefited sales growth and also had a slight positive impact on earnings in the period. Gross margins, as a percent of sales, ex precious metals, in the second quarter were 58.2% compared to 57.2% in the second quarter of 2006. Margin rates were positively impacted in the quarter from product mix and newer product launches, especially from implant sales, stronger orthodontic product margins and the continued success of our Cercon all ceramic product offerings. Improvements in manufacturing efficiencies are also continuing as lean initiatives take hold. Gross margin rates are expected to continue to run at an improved level throughout 2007.

DENTSPLY INTERNATIONAL

Moderator: Donna Buckingham

08-01-07/7:30 a.m. CT

Confirmation # 8154661

SG&A expenses were $172.1 million or 37.2% of sales, ex precious metals, in the second quarter of 2007 versus 36.1% in last years’ second quarter. The higher expense level in the second quarter primarily resulted from increased selling and marketing expenses to support and strengthen the combination of our U.S. endodontic and implant businesses. The cost of additional sales reps and expenses were also negatively impacted by strong European currencies in the period.

Operational margins for the quarter were 18.4% compared to 18.3% in the second quarter of last year. Operating margins based on sales, excluding precious metals, were 20.2% compared to 20.4% last year in the same period. On a non-GAAP basis, excluding restructurings and other costs, in both periods, operating margins, based on sales, excluding precious metals, for comparative purposes, were 20.9% in the second quarter of 2007 and 21.1% in 2006.

Going into 2007, we had talked about expecting higher costs to accelerate and support growth in 2007, which has been what we have experienced today. As we look forward, we expect operating margins, based on sales, excluding precious metals, excluding restructuring and other costs, will be flat to slightly favorable for the full year when compared to 2006. While we continue to expect the fourth quarter will achieve higher margins than last year, we will be impacted by the lower margins from the acquisitions, which include the cost of the inventory step up and amortization costs. Restructuring and other costs in the quarter primarily included legal settlements and restructuring costs associated with the closure and consolidation of certain production and selling facilities.

Net interest and other income in the second quarter was $2.1 million, which is an improvement of $2.6 million compared to last year’s second quarter. Net interest income improved by $1.3 million in the quarter and other income increased $1.3 million, primarily as a result of a foreign currency exchange transaction gains in the second quarter compared to a foreign exchange transaction

DENTSPLY INTERNATIONAL

Moderator: Donna Buckingham

08-01-07/7:30 a.m. CT

Confirmation # 8154661

loss in the same period last year. We expect net interest to run only slightly positive and closer to last year’s levels for the remainder of this year as the favorable impacts of cash flow and net investment hedges are beginning to be offset by additional investments.

The corporate tax rate in the quarter was 31.6% compared to 31.1% in the second quarter of 2006. The year to date operational tax rate, excluding adjustments, is 30.6%. Germany’s new corporate tax rate is expected to be effective January 1st, 2008 and we now expect this to be ratified in the third quarter of this year. This change is expected to have a positive impact of approximately $8 to $10 million on our deferred taxes and the adjustment will be treated as a one time tax benefit in the third quarter when it is ratified.

We are also expecting a future operational tax benefit beginning in 2008 and we will assess this impact by the fourth quarter of this year.

Net income in the second quarter of 2007 was $65.4 million or $.42 per diluted share compared to $59.3 million or $.37 per diluted share in the second quarter of 2006. Earnings, excluding restructuring and other costs, and income tax-related adjustments, which constitute a non-GAAP measure, were $68 million or $.44 per diluted share in 2007 compared to $61.7 million or $.39 per diluted share in the second quarter of 2006. This represents a 12.8% increase in our earnings per diluted share on an adjusted non-GAAP basis for the second quarter of 2007.

The acquisitions, including Sultan Healthcare, completed so far this year, are expected to add slightly over 1.5% growth to 2007 for the entire year or approximately 3% in the last half of the year. We are also expect them to be up to $.01 per diluted share in the third quarter, but to be neutral to earning per share for all of 2007 and be slightly accretive in 2008.

Cash flow from operating activities was $113 million in the second quarter of 2007 compared to $82 million in the same period last year. This represents an increase of 38% compared to last

DENTSPLY INTERNATIONAL

Moderator: Donna Buckingham

08-01-07/7:30 a.m. CT

Confirmation # 8154661

years’ second quarter. Year-to-date operating cash flow is $155 million or 66% higher than the $93 million in the same period last year. The first quarter of 2006, however, included $23 million of cash outflow for the tax payment associated with the repatriation of foreign earnings made in the fourth quarter of 2005. Adjusting for this cash outflow in 2006, operating cash flow would have still increased by 34% in the first half of 2007.

Capital expenditures were $22 million in the first half of the year, while depreciation and amortization were $26 million in the period.

Inventory days were 101 at the end of the second quarter of 2007 compared to 96 days at the end of the second quarter last year and also at the end of 2006. Inventory was built to support new product launches and two to three days of the increase is related to higher international exchange rates. We currently expect them to improve to at least the mid-90 day range by year end. Receivable days were 57 days at the end of the second quarter in 2007 compared to 57 days at the end of the second quarter and year end 2006.

At the end of the second quarter of 2007, we had $180 million in cash and short term investments. Total debt was $402 million at the end of the second quarter.

DENTSPLY has repurchased $44 million of stock or approximately 1.3 million shares at an average price of $34 so far in 2007. Based on the company’s current authorization to maintain up to 14 million shares of treasury stock, we still have approximately 3.2 million shares available for repurchase.

Finally, as Bret noted, we are increasing our full year internal sales growth guidance for 2007 to 6% to 7% and also increasing our earnings guidance to $1.60 to $1.64 per diluted share, excluding income tax related adjustments and restructuring and other costs.

DENTSPLY INTERNATIONAL

Moderator: Donna Buckingham

08-01-07/7:30 a.m. CT

Confirmation # 8154661

That concludes our prepared remarks. Thanks for your support and we’d be glad to answer any questions you may have at this time.

Operator: Thank you. If you do have a question at this time, please press star one on your telephone. Again, that’s star one if you have a question. Also if you’re on a speakerphone, please make sure your mute button is turned off to allow your signal to reach our equipment. And we’ll pause for just a moment.

And our first question will come from Jon Wood with Banc of America Securities.

Jon Wood: Hi. Thanks a lot. It’s probably a bit early but has the deterioration in the credit markets tempered competition for the deals out there?

Bret Wise: Jon, this is Bret. I think it is too early to tell. In the size of most companies in the dental market, of course, they’re not attractive to large private equity groups, but some smaller private equity groups have been dabbling in dental and, of course, their ability to finance at very low rates is important and liquidity from the financing markets is important. But, at this point, I think it’s too early to tell what impact it’ll have on our markets, if any.

Jon Wood: OK. Is the competition amongst strategic buyers still intense out there, or do you think there will be some tempering in the valuation of assets out there over the next 6 to 12 months?

Bret Wise: Well it varies. I think in the transactions we completed this quarter, there was fair competition for those assets. Several people, other than ourselves, were interested and kind of a robust bidding process. But I think valuations remain reasonable, particularly for someone that can acquire and integrate and help make those businesses better by either making them available to our global manufacturing base or perhaps our global distribution channel. So, I think there are

DENTSPLY INTERNATIONAL

Moderator: Donna Buckingham

08-01-07/7:30 a.m. CT

Confirmation # 8154661

good opportunities for our business at the kind of valuation levels we’ve been seeing. I think it’s still fairly reasonable at this point.

Jon Wood: OK. Great. It appears as if you’re including charges from the four deals in your guidance for this year. Are those material, and I’m talking about the inventory step up charges?

Bret Wise: No. We think that, as I mentioned, the acquisition impact for the entire year for us we’re expecting to be neutral and we think we’ll be a little bit dilutive in the third quarter but that for the full year, including the step up of those and the amortization costs, that’s all included in our guidance currently and we expect the impact actually to be a neutral impact in 2007 with a slight improvement in 2008.

Jon Wood: OK. Great and one quick one, Bret, can you just give us a sense maybe qualitatively of how big the implant business is for you now and then hopefully where you expect that to go over the next three to five years? Thank you.

Bret Wise: Sure. Our implant business is between 10% and 15% of our overall business. It’s growing rapidly, kind of three to four times the growth rate for the rest of the business in the aggregate and so, obviously, that’s the size of that implant business within the portfolio has been increasing and we would expect it to continue to do that for the next four or five years.

I think broader speaking, if you look at what we call our specialty businesses and went back a few years, they would have been kind of in the low 30% of our portfolio, let’s say 33% to 34%, and today it’s over 40% (41% to 42%). So you can see the impact of those more rapid growth businesses over time and what impact it has on the (weighting) within the portfolio. So that is having a meaningful impact.

Operator: And next we’ll hear from Jeff Johnson.

DENTSPLY INTERNATIONAL

Moderator: Donna Buckingham

08-01-07/7:30 a.m. CT

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Jeff Johnson: Hey, guys. Good morning. How are you?

Bret Wise: Very good, thanks Jeff.

Jeff Johnson: Question, I guess, starting in the U.S. here on the lab side, seen a tick up there, which is nice. How much of that is being driven by the Cercon Eye itself and can you talk maybe about the Cercon Eye trend you’re seeing in Europe as well, where I know that product has had some good response so far.

Bret Wise: That product is growing rapidly in both markets and, for that matter, the rest of the world, as well. I think it’s having an impact because it makes it a lot easier to use the system, whether you have your own Cercon Brain, which is the milling unit, or whether you want to do a scan and transmit it to someone else’s Cercon Brain and have them mill the unit for you. So it’s making accessibility to that Cercon product line broader, available to broader groups, including smaller labs that perhaps wouldn’t have wanted to buy a Cercon Brain of their own, but still want to serve that market. So it’s having a very strong effect and it’s driving consumable growth and equipment growth in that segment of our lab market. It’s very impressive.

Jeff Johnson: Great. Just sticking on lab, I guess, for a second, any updates on Prident as far as how that business is trending?

Chris Clark: Bottom line is that we’ve continued to see very rapid growth in that business over the last several quarters recognizing it is on a small base. The service continues to gain broader acceptance throughout the U.S. dental laboratory community. And you may recall that this is really a business model and investment that’s intended only to serve our U.S. lab customers that buy our traditional products. They can use this service. We don’t sell it to dentists. We continue

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Moderator: Donna Buckingham

08-01-07/7:30 a.m. CT

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to see the service growing. We’ve added capacity and we’ll continue to add capacity as demand warrants.

Jeff Johnson: Thanks. That’s helpful and, Bill, I guess a couple last housekeeping questions for you. The new German tax rate in the $8-10 million gain, one time gain in Q3, that’ll be excluded from your guidance, I’m assuming?

Bill Jellison: That is correct.

Jeff Johnson: OK.

Bill Jellison: Any tax adjustments, which this would be one, are excluded from the guidance that we’ve got out there for the year.

Jeff Johnson: OK. And then just going back to Jon’s first question here in the Q&A on your guidance and what’s in there. The inventory step up for Sultan, I think if I’m hearing you correctly, understanding that it’s maybe a penny dilutive next quarter, neutral for the full year, which is good, but is that inventory step up included within the $1.60-to $1.64 so ex that, we may actually have a little bit higher guidance here?

Bill Jellison: That is correct.

Jeff Johnson: And can you quantify that for us at all? I mean, knowing that most companies will break that out for us and, again, it just seems to me that actually might be a little bump here in your guidance that we weren’t accounting for.

Bill Jellison: As we mentioned, for the total year on the acquisitions, we think it’s going to be neutral. The first Q we think is going to be negative, maybe as much as a penny a share impact, but you can

DENTSPLY INTERNATIONAL

Moderator: Donna Buckingham

08-01-07/7:30 a.m. CT

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assume obviously that it’s going to be less or just right around that level in the assumption. We’re making up for that completely in the fourth quarter and expecting it to be balanced off.

Jeff Johnson: And so that penny per share diluted you’re talking in the third quarter would primarily result from the inventory step up, and it’s fast enough inventory burn that it’s primarily a third quarter of that?

Bill Jellison: Yes. I mean I think at most it will be at that kind of level and hopefully it’ll even be a little bit less than that.

Jeff Johnson: OK. Great. That’s all I’ve got guys. Thanks.

Bill Jellison: OK.

Operator: And next we’ll hear from Anthony Ostrea with JMP Securities.

Anthony Ostrea: Hi. Good morning guys.

Group: Morning.

Anthony Ostrea: Question on your lab, and Bret, you had mentioned you had pick up in that business in the U.S., I believe you said mid-single digits. Can you quantify what it was last quarter and maybe give us a little more color on what you are seeing from some of your customers who were previously negative on your lab purchases in China and whether or not they’ve come back?

Bret Wise: Sure. I would say that mid-single digit growth this quarter was a noticeable increase compared to the first quarter and last year. The business did grow in the first quarter, but not nearly at this rate. I think the growth this quarter was driven by the continued adoption of Cercon.

DENTSPLY INTERNATIONAL

Moderator: Donna Buckingham

08-01-07/7:30 a.m. CT

Confirmation # 8154661

That product line is very strong right now and it’s driving our whole crown and bridge area. With respect to the acceptance of the product coming in from Prident, I think when we adopted that strategy there was some unease on the part of some U.S. labs that perhaps our strategy was to take that product direct to the dentist and not to the lab.

We’ve said consistently, and we remain firmly in the position that the product will only be sold to the labs and, at this point, it’s only in the U.S. And, in fact, to participate, the lab has to buy our traditional products as well. It can’t be a one off arrangement.

And I think that over time, as we’ve been very consistent with that strategy, we’re helping the labs try to compete against dentists going direct to offshore labs. I think we’ve gained some credibility and many of our customers that perhaps were upset at the onset, are not quite so upset today and I think our relationship is stronger.

Anthony Ostrea: Great and then maybe, Bill, a question for you here. On the gross margins, jumped up 1% year-on-year, that was a little higher than what we were expecting. I thought I heard you say part of the reason for the increase was the strong growth in your specialty businesses and I was wondering if that is the case and whether or not if you continue to see rapid or solid growth in these businesses in 2008 and beyond, can we still see the kind of margin improvements as in ’08 and beyond as what we are seeing right now?

Bill Jellison: I don’t think the gross margin level improvements will be as high in aggregate, but I think that, as we mentioned before, on the operating margin side of the equation, we’re still comfortable with anywhere from probably 20 to 50 basis points improvement per year over the next couple of years on average. I think gross margins in the quarter and throughout this year should significantly be better, primarily associated with some of the new product offerings that we’ve been talking about on the orthodontic side of the equation with In-Ovation® C, which is our self-ligating bracket.

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As I mentioned before, the self-ligating margins and price points are significantly higher. I think it adds a lot of value both to the dentist and to the patient and we’re getting a premium price for that. And that area, within the orthodontic market, is growing significantly faster, more in the 40%-50%, or even 60% range for those types of products in that business, which is very positive.

The other area is on the implant side. Implant margins continue to improve both because of the strength of the products that they’ve got and also the leverage of the volumes that we’re continuing to run through those areas.

Anthony Ostrea: Maybe just as a follow up to the other question, you also mentioned that over the course of the year, I think you said operating expenses will be flattish the second half of the year and part of what’s driving that is the investments that you’re making this year, which includes, I guess, investments in your merged U.S. Endo and Implant sales forces. The question is, should we expect those kinds of investments to continue in ’08 and beyond?

Bill Jellison: Well I think a couple comments associated with that. First off, for the end of this year we’ve stated that, especially in the first half of the year as we made some key investments in those areas, that it was running high. I think we’re still expecting that that’s probably going to be the case in the third quarter.

As we move into the fourth quarter, we should see that leverage out much better within that period and I think moving forward, really anytime that we’re seeing strong operational results, you should expect that we’re continuing to take advantage of that and strategically invest in some of the key areas, especially the selling and marketing and R&D related areas to expand our growth in the future.

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Anthony Ostrea: OK. And maybe just a last question, then I’ll go back in the queue. Bret, you had mentioned two items which affected your consumables growth in the U.S. One being the gray market and two, the acquisition of one of your distributors by another distributor. Can you quantify what the actual U.S. consumable growth rate was?

Bret Wise: Yes, it was in the low single digits.

Anthony Ostrea: OK.

Bret Wise: And, clearly we did grow during the quarter, but it retarded a little bit that U.S. growth rate of 3.8%. I think if in a normalized period, for instance after the initiative anniversaries here in the fourth quarter, it can provide a tailwind to that growth rate. But, right now it still continues to be a little bit of a drag due to the two issues that you mentioned. But, overall, I would say the initiative is working well. We see the sales force getting very proficient with the new data and making considerable progress.

Let me ask Chris if he has anything to add to that?

Chris Clark: I think we continue, Anthony, to see progress in terms of converting customers to our retained distributor network and I think, at this point, we really believe we’ve maintained the majority of the at-risk customers. We’re enjoying a level of collaboration with our continuing dealer partners that’s well beyond anything we enjoyed previously and, as Bret mentioned, we’re getting better in terms of utilizing that transactional data, both on the sales and on the market side, every day. So I think we’re really feeling pretty positive in terms of some momentum on that initiative. We are feeling good about where we’re at.

Anthony Ostrea: Great. Thanks.

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Operator: And next we’ll hear from Steven Postal with Lehman Brothers.

Steven Postal: Thanks a lot and good morning.

Group: Morning.

Steven Postal: My question is on the gray market. Bret, you mentioned some negative impact on your U.S. numbers. Was there any positive impact in regions outside of the U.S.?

Bret Wise: Steven, I think that it’s fair to assume that. Of course, the reason the gray market activity exists is because we sought lower prices in those developing regions and thus, although we’re getting the sale, we’re getting it at a lower price point. We continue to be very focused on this for a number of reasons. One of which is, we have a strategic partnership in the U.S. with our U.S. distributors and this is the market where we’ve authorized them to sell the product and so if other people are bringing the product in from offshore, it can undermine their efforts and we’re committed to minimizing that, stopping it if we can, which is always difficult.

And the second reason is some of the products, frankly, that’s coming in from offshore are not authorized to be sold in the U.S. It’s either a different formulation or a different brand and it hasn’t been approved by the FDA. In fact, we found some of that in this second quarter. So for those two reasons, we’re very focused on it even though we would ultimately get the sale in another region.

Chris, do you have anything to add to that?

Chris Clark: I think what I would also add, Steven, is that this is an area where we continue to put a lot of resources on in terms of addressing it from a packaging and a pricing standpoint and while we found definitive evidence relative to the three distributors that we did discontinue internationally,

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obviously, we have several more that we’re investigating. We’ll continue to be aggressive to try to shut this thing down.

Steven Postal: OK. And then onto Germany, I’m just wondering if you could elaborate on some of your comments about the consumable business there. Do you view that business or that region stable or has anything changed from let’s say six to twelve months ago?

Bret Wise: I view it as stable and growing. I think what you’re seeing, and we saw in the second quarter, is what we predicted in the first quarter, and that is a result of the IDS show, which is by far the largest dental show in the world that’s held every two years. It was held in the third week in March and we saw an acceleration of our sales, particularly in those consumable lines as part of that IDS show.

And, I think at the end of the first quarter, we got asked the question, was some of that buying ahead by end-users and dentists, and it very well could have been because of their show specials and incentives to buy during the show. And I think, as we look at what happened early in the second quarter with those businesses and also because we had less promotional activity in the second quarter compared to the first quarter, obviously because the IDS show is in the first quarter, we see the rebound effect of that.

But overall, we think the market has strength and continues to be a good market. The German economy seems to be in really good shape right now. So, across all of our business lines, it continues to be attractive to us.

Steven Postal: And on the integration of the sales forces for the implants and endodontics business, do you feel that you’re fully ramped up there or are there more investments that you’re going to be making in the second half and more training activity?

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Chris Clark: Steven, it’s Chris. We’ve made a lot of progress and we’ve put a lot of focus on sales rep training. Recognizing that we’re teaching Endodontic reps a whole new field in terms of implants, and Implant reps, endodontics, as well, we’re real pleased with the progress thus far and with the momentum on both aspects of that business, implants and endodontics. I guess I would say we’re on a continuum here and we will continue to train our people. We’re pleased with where we’re at, at this point and time, but there’s considerable training yet to do and you’ll see us continue to make investments to continue to grow this business.

Steven Postal: Chris, do you feel that you’ll get a return on the investment in the second half of ’07 or is reality more like ’08 when you see the return from making those investments?

Chris Clark: I think, Steven, we’re beginning to see the return now, but I guess what I’m saying is we’ll continue to invest and we’ll continue to see those results. I think it’ll continue to accelerate in terms of the favorable impact on the business.

Steven Postal: OK.

Bret Wise: And, I’ll add to that. We saw improvement in our implant business in the U.S. in the first quarter, which was the quarter we implemented the strategy. And, by the way, Jim Mosch implemented the strategy; he may have something to add here. I’ll give him an opportunity to in a minute. And in the second quarter, as the rest became proficient, we saw a real acceleration of growth in our implants in the U.S., which was particularly satisfying because as we look at other competitor announcements in that market, they’re not growing nearly as fast as we are. So, with us, it seems to be working.

Jim, do you have anything else to add to that?

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Jim Mosch: Yes. Steven, I think, following Chris’ comment, it has been a significant effort to ensure the competency of those reps so that they feel very comfortable in front of the dentist and that team and that sales organization has really done a tremendous job of ensuring that. And being very close to this project, my perspective is that they’re ahead of schedule at this point and time. I would say, as the senior management team, we believe that they are further ahead than we believed they would be at this time. And we’re seeing implant growth north of 20% and that’s the neighborhood we want to be in.

Steven Postal: OK. That’s great feedback. And then just a final question from me, it looks like the precious metals revenues declined in the quarter. Can you just talk about what drove that?

Bret Wise: I think that if you look back over the last year or two, a lot of that movement is coming from the strength of the all-ceramic related products and category in general, as well as the generic shift away from the precious metal toward the non-precious metal component. And, we’ve mentioned that we’ve got some great product offerings within the all-ceramic environment, which is why the Cercon related products are doing so well. Their growth points are well above 30%, 30%-40% as a category.

Also, as we’ve mentioned, the non-precious metal area is an area that we really don’t compete in today to any large extent and I think that it’s an area that we think will have some product offerings in the future to be able to address that piece of the market.

Steven Postal: OK. Thanks a lot.

Operator: Our next question will come from Derek Leckow with Barrington Research.

Derek Leckow: Thank you. Good morning and congratulations on the acceleration in internal growth.

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Group: Good morning.

Bret Wise: Thanks, Derek.

Derek Leckow: In the U.S. market, the internal growth rate, I wonder if we could just flesh that out a little bit more. Give us the increase in headcount in your sales forces. And, also just a question on pricing. Have you had your normal 1% to 2% price increase this year or have you tried to keep prices stable to enable the distributors to adjust to your new programs? And then, could you give us just one or two key examples of how you’ve been able to use the transaction with data to your advantage?

Bret Wise: OK, Derek, there’s a lot in that question. With respect to headcount, I’d rather not comment because I don’t want the increase in headcount to signal my competitors in where we’re investing specifically and with the number of reps. But, I think it’s fair to say that there is a meaningful investment in reps this year, not only on the businesses we’ve been talking about, but in the Asian markets. We’ve increased reps, as well, in some of the other specialty businesses.

Second question was a transactional thing?

Derek Leckow: Dealing with pricing was the second part of that question.

Bret Wise: I’m sorry.

Derek Leckow: And, how might that impact internal growth in the U.S. markets specifically?

Bret Wise: Our price increases are October 1 and, thus, we implemented price increases last year, probably between 2% and 3%, depending on the product category. In some product categories, it’s even lower than that, and that always has an impact on organic growth and we’d expect to

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increase prices again this year at the end of September, beginning of October. We’re trying to get the anniversary date at the same time each year so that it’s not so distributive to the trends throughout the year. I’m going to ask Chris to comment on the transaction data.

Bill Jellison: Maybe just a clarification on that point, Derek, as Bret mentioned with the sales increases, some of our different divisions have price increases upwards of 2% to 3%, even 4% points but, on average across the company, we’ve got more in the 1% to maybe 2% range and I think it was closer to about 1 ½% increase.

Derek Leckow: OK. So it’s matched across the whole company, it pretty much was the same type of increase that we saw last year?

Bill Jellison: Expect that same type of level this year.

Derek Leckow: OK. Thanks.

Chris Clark: Derek, it’s Chris, and I’m commenting on the transactional data. As I mentioned earlier, we’re getting more and more proficient with each passing day. From a marketing standpoint, we are able to utilize direct mail; also telemarketing to drive sales, focusing both on new product introductions where we can target customers that we think, based on the transactional data, might be more responsive or more interested in a particular product line, and also with continuity offers or existing products. We think it is beginning to move the needle.

On top of that, the sales force, with that data, we’re finding is much more efficient and effective in terms of being able to target the right customer, if you will, at the right time, with the right message. As opposed to it being more of a shot gun approach, they’re able to go in with more of a rifle type of approach and improve the impact of each sales call, which is a pretty significant

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investment obviously in terms of the sales organization. So having the right data and enabling them to call on the right person with the right message is pretty impactful.

Derek Leckow: So, let me understand a little better. The sales management has access to that data on a real time basis and if they see that a particular marketing program is working in one region, they can apply those best practices elsewhere. Is that sort of what you mean by that?

Chris Clark: Absolutely. On top of that, as a sales rep is sitting there and saying he’s going to call on a particular area on a given day, he’s now got transactional data available to him to help identify which dentist he should call on, on that particular day to make his day as impactful as possible. So, on the marketing side as well as on the sales side, it’s a pretty helpful tool.

Derek Leckow: Great. That sounds great. Good luck. Thanks a lot.

Chris Clark: Thank you.

Operator: And next we’ll hear from Greg Halter with Great Lakes Review.

Greg Halter: Good morning guys. Congratulations on the good results.

Bret Wise: Thank you, Greg.

Bill Jellison: Thanks, Greg.

Greg Halter: One question for you regarding the share count. I’m just wondering why it increased on a quarter-over-quarter basis, sequentially given that you repurchased around 900,000 shares or so in the quarter?

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Bill Jellison: Actually that was because there was a number of stock option exercising that took place during really the first half of the year. We’ve bought back pretty much enough to come close to at least offsetting that. I think that you should expect us to continue to be out in the market in the second half of the year as well repurchasing stock.

Greg Halter: OK.

Bret Wise: There’s one complication this quarter, Greg. As we neared the announcement for the Sultan Healthcare transaction; we ceased our share purchasing activity until we’d announced it. And, thus, there was a period of time during this quarter that we weren’t buying for that reason.

Greg Halter: So there was more, early rather than late in the quarter?

Bill Jellison: Yes. That is correct.

Greg Halter: OK. And second question, do you have anything or any interest in the area of dental devices for the treatment of Sleep Apnea? Is there anything that interests you at this point?

Bret Wise: I don’t want to comment too specifically, but Sleep Apnea is a pretty common problem throughout the world, but I think it particularly seems to be getting a lot of therapeutic attention in the U.S. It is treated in the oral cavity, which is part of our domain but, realistically, Sleep Apnea is a medical condition, not a dental condition. So it’s something we’ve looked at, something that we may continue to assess and if we end up moving that way, of course, we’ll let you know upon launch of products.

Greg Halter: OK. Great. Thank you.

Operator: And we’ll now hear from David Veal with Morgan Stanley.

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David Veal: Hey. Thanks. I always hate it when we go alphabetically. As you become more active on the business development front, I’m wondering how you think about any potential structural changes in working capital levels and also in sort of overall debt levels? Are you happy where you are; are you going to keep some dry powder? What do you think about that?

Bill Jellison: We’ve talked about the amount of capacity that we’ve got on our balance sheet today. We could literally step into the market on acquisitions and buy in excess of a billion dollars worth of value and still be investment grade. So if you look at the amount of cash flow that we generate, we can achieve our acquisition objectives just with the annualized cash flow that we’ve got. I should tell you that our expectation is to try to grow even faster than that. But, where our debt-to-cap is at this point, I’d say that we believe that it is below where we should be as an organization in general and we want to make sure we’re taking advantage of that by taking a look at a broad range of acquisition opportunities first. But, I think you should also expect that we’ll be in the market at different times buying back stock.

From a working capital perspective, at this point, I think we’ve made some great progress on the overall cash flow side of the equation, but if you look at where our inventory days are, at this point, I think all of us would agree that we’d expect to drive those down further already this year. I think that even over the next few years we’ve got room to continue to reduce that.

On a receivable basis, I’d say it’s a little bit more balanced. We’re about 57 days at this point and I’d say anywhere in that mid 50-day range is probably reasonable for us.

Greg Halter: Great. Thanks. Nice work.

Bret Wise: Thanks.

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Operator: And, once again, that is star one if you do have a question at this time. And there appear to be no further questions at this time. Mr. Wise, I’ll turn things back to you.

Bret Wise: OK. Thank you, Audrey. Again, thank you to everyone for joining us today on our second quarter report. We feel good about our performance here in the first half of the year and we have a positive outlook for the remainder of the year. I think we’re making good progress on our long-term initiatives and we also remain very positive on the status in the trends we see in the global dental market and the prospects for business developmental activity within that global dental market.

So thank you again for your time this morning and we look forward to updating you on our progress throughout the remainder of this year. Thank you.

Operator: That does conclude today’s conference call. Thank you for your participation and have a wonderful day.

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